SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------

                                 SCHEDULE 13G
                                (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                               (Amendment No.8)*

                               CORVEL CORPORATION
                                (Name of Issuer)

                    Common Stock, $.0001 Par Value Per Share
                         (Title of Class of Securities)


                                   221006109
                                 (CUSIP Number)


                               DECEMBER 31, 2012
            (Date of Event Which Requires Filing of this Statement)


   Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 17 Pages)
---------------

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.221006109                13G                Page 2 of 17 Pages

-----------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS

     HealthCor Management, L.P.

-----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (see instructions)
                                                        (a) [X]
                                                        (b)  [ ]
-----------------------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    570,760
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    570,760
-----------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON
      570,760
-----------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions)       [ ]
-----------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (9)
      5.27%
-----------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (see instructions)
      PN
-----------------------------------------------------------------------------

CUSIP No. 221006109                13G                Page 3 of 17 Pages

-----------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      HealthCor Associates, LLC

-----------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (see instructions)
                                                        (a) [X]
                                                        (b) [ ]
-----------------------------------------------------------------------------
(3)   SEC USE ONLY

-----------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    570,760
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    570,760
-----------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON
      570,760
-----------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions)              [ ]
-----------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (9)
      5.27%
-----------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (see instructions)
      OO - limited liability company
-----------------------------------------------------------------------------

CUSIP No. 221006109                13G                Page 4 of 17 Pages

-----------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      HealthCor Offshore Master Fund, L.P.

-----------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (see instructions)
                                                        (a) [X]
                                                        (b) [ ]

-----------------------------------------------------------------------------
(3)   SEC USE ONLY
-----------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    559,965
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    559,965
-----------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON
      559,965
-----------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)       [ ]
-----------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (9)
      5.17%
-----------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (see instructions)
      PN
-----------------------------------------------------------------------------

CUSIP No. 221006109                13G                Page 5 of 17 Pages

-----------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      HealthCor Offshore GP, LLC

-----------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (see instructions)
                                                        (a) [X]
                                                        (b) [ ]

-----------------------------------------------------------------------------
(3)   SEC USE ONLY
-----------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    559,965
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    559,965
-----------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON
      559,965
-----------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
-----------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (9)
      5.17%
-----------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (see instructions)
      OO - limited liability company
-----------------------------------------------------------------------------

CUSIP No. 221006109                13G                Page 6 of 17 Pages

-----------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      HealthCor Hybrid Offshore Master Fund, L.P.

-----------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (see instructions)
                                                        (a) [X]
                                                        (b) [ ]

-----------------------------------------------------------------------------
(3)   SEC USE ONLY
-----------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON
      0

-----------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
-----------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (9)
      0.00%
-----------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (see instructions)
      PN
-----------------------------------------------------------------------------

CUSIP No. 221006109                13G                Page 7 of 17 Pages

-----------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      HealthCor Hybrid Offshore GP, LLC

-----------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (see instructions)
                                                        (a) [X]
                                                        (b) [ ]

-----------------------------------------------------------------------------
(3)   SEC USE ONLY
-----------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON
      0
-----------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
-----------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (9)
      0.00%
-----------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (see instructions)
      OO - limited liability company
-----------------------------------------------------------------------------

CUSIP No. 221006109                13G                Page 8 of 17 Pages

-----------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      HealthCor Group, LLC

-----------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (see instructions)
                                                        (a) [X]
                                                        (b) [ ]

-----------------------------------------------------------------------------
(3)   SEC USE ONLY
-----------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    570,760
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    570,760
-----------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON
      570,760
-----------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
-----------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (9)
      5.27%
-----------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (see instructions)
      OO - limited liability company
-----------------------------------------------------------------------------

CUSIP No. 221006109                13G                Page 9 of 17 Pages

-----------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      Arthur Cohen

-----------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (see instructions)
                                                        (a) [X]
                                                        (b) [ ]

-----------------------------------------------------------------------------
(3)    SEC USE ONLY
-----------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    570,760
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    570,760
-----------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON
      570,760
-----------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
-----------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (9)
      5.27%
-----------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (see instructions)
      IN
-----------------------------------------------------------------------------

CUSIP No. 221006109                13G                Page 10 of 17 Pages

-----------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      Joseph Healey

-----------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (see instructions)
                                                        (a) [X]
                                                        (b) [ ]

-----------------------------------------------------------------------------
(3)   SEC USE ONLY
-----------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    570,760
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    570,760
-----------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON
      570,760
-----------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
-----------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (9)
      5.27%
-----------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (see instructions)
      IN
-----------------------------------------------------------------------------

CUSIP No. 221006109                13G                Page 11 of 17 Pages

-----------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      HealthCor Long Offshore Master Fund, L.P.

-----------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (see instructions)
                                                        (a) [X]
                                                        (b) [ ]

-----------------------------------------------------------------------------
(3)   SEC USE ONLY
-----------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    10,795
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    10,795
-----------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON
      10,795
-----------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
-----------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (9)
      0.10%
-----------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (see instructions)
      PN
-----------------------------------------------------------------------------

CUSIP No. 221006109                13G                Page 12 of 17 Pages

-----------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      HealthCor Long Master GP, LLC

-----------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (see instructions)
                                                        (a) [X]
                                                        (b) [ ]

-----------------------------------------------------------------------------
(3)   SEC USE ONLY
-----------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    10,795
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0

REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    10,795
-----------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON
      10,795
-----------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)        [ ]
-----------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED
      BY AMOUNT IN ROW (9)
      0.10%
-----------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (see instructions)
      OO - limited liability company
-----------------------------------------------------------------------------

CUSIP No. 221006109                13G                 Page 13 of 17 Pages


Item 1(a).  Name of Issuer:
            Corvel Corporation

Item 1(b). Address of Issuer's Principal Executive Offices: 2010 Main Street, Suite 600, Irvine, CA 92614

Item 2(a, b, c). Name of Person Filing:

            (i) HealthCor Management, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

            (ii) HealthCor Associates, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

            (iii) HealthCor Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

            (iv) HealthCor Offshore GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

            (v) HealthCor Hybrid Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

            (vi) HealthCor Hybrid Offshore GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

            (vii) HealthCor Group, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

            (viii) Joseph Healey, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

            (ix) Arthur Cohen, 12 South Main Street, #203 Norwalk, Ct 06854;

            (x) HealthCor Long Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019; and

            (xi) HealthCor Long Master GP, LLC., a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019.

            Both Mr. Healey and Mr. Cohen are United States citizens.

            The persons at (i) through (xi) above are collectively referred to herein as the "Reporting Persons".

CUSIP No. 221006109                13G                 Page 14 of 17 Pages


Item 2(d). Title of Class of Securities: Common Stock, $.0001 Par Value Per Share(the "Common Stock")

Item 2(e).  CUSIP Number:  221006109

Item 3.     Not applicable.

Item 4.     Ownership.

            The information required by Items 4(a) - (c) is set forth in Rows 5
            - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

            Collectively, HealthCor Offshore Master Fund, L.P., HealthCor Hybrid Offshore Master Fund, L.P., and HealthCor Long Offshore Master Fund, L.P. (each a "Fund" and together, the "Funds") are the beneficial owners of a total of 570,760 shares of the Common Stock of the Issuer.

            HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P. Accordingly, HealthCor Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P.

            HealthCor Hybrid Offshore GP, LLC is the general partner of HealthCor Hybrid Offshore Master Fund, L.P. Accordingly, HealthCor Hybrid Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Hybrid Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P.

            HealthCor Long Master GP, LLC is the general partner of HealthCor Long Offshore Master Fund, L.P. Accordingly, HealthCor Long Master GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Long Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Long Master GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Long Offshore Master Fund, L.P.

            By virtue of its position as the investment manager of the Funds, HealthCor Management, L.P. may be deemed a beneficial owner of all the shares of Common Stock owned by the Funds. HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares of Common Stock that are beneficially owned by the Funds.

CUSIP No. 221006109                13G                Page 15 of 17 Pages


            As the Managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of Common Stock reported herein, and therefore each may be deemed a beneficial owner of such Common Stock.

            Each of the Reporting Persons hereby disclaims any beneficial ownership of any such shares of Common Stock in excess of their actual pecuniary interest therein.

Item 5.     Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.
            See Exhibit I.

Item 9.     Notice of Dissolution of Group.
            Not Applicable

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Acquisition Statement, dated as of February 13, 2013.

CUSIP No. 221006109                13G                Page 16 of 17 Pages



                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2013

            HEALTHCOR MANAGEMENT, L.P.

                    By: HealthCor Associates, LLC, its general partner

                    By: /s/ John H. Coghlin
                    -------------------------------------
                    Name: John H. Coghlin
                    Title: General Counsel


            HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.

                    By: HealthCor Group, LLC, its general partner

                    By: /s/ John H. Coghlin
                    -------------------------------------
                    Name: John H. Coghlin
                    Title: General Counsel

            HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

                    By: HealthCor Group, LLC, its general partner

                    By: /s/ John H. Coghlin
                    -------------------------------------
                    Name: John H. Coghlin
                    Title: General Counsel

CUSIP No. 221006109                13G                Page 17 of 17 Pages


            HEALTHCOR LONG MASTER GP, LLC, for itself and as general partner of behalf of HEALTHCOR LONG OFFSHORE MASTER FUND, L.P.

                    By: HealthCor Group, LLC, its general partner

                    By: /s/ John H. Coghlin
                    -------------------------------------
                    Name:  John H. Coghlin
                    Title:  General Counsel


            HEALTHCOR ASSOCIATES, LLC

                    By: /s/ John H. Coghlin
                    -------------------------------------
                    Name: John H. Coghlin
                    Title: General Counsel

            HEALTHCOR GROUP, LLC

                    By: /s/ John H. Coghlin
                    -------------------------------------
                    Name: John H. Coghlin
                    Title: General Counsel

            JOSEPH HEALEY, Individually

                    /s/ Joseph Healey
                    -----------------------------------

            ARTHUR COHEN, Individually

                    /s/ Arthur Cohen
                    -----------------------------------

                                   EXHIBIT 1

                  JOINT ACQUISITION STATEMENT PURSUANT TO RULE
                                    13d-1(k)

    The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:  February 13, 2013


            HEALTHCOR MANAGEMENT, L.P.

                    By: HealthCor Associates, LLC, its general partner

                    By: /s/ John H. Coghlin
                    -------------------------------------
                    Name: John H. Coghlin
                    Title: General Counsel


            HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.

                    By: HealthCor Group, LLC, its general partner

                    By: /s/ John H. Coghlin
                    -------------------------------------
                    Name:  John H. Coghlin
                    Title:  General Counsel

            HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

                    By: HealthCor Group, LLC, its general partner

                    By: /s/ John H. Coghlin
                    -------------------------------------
                    Name:  John H. Coghlin
                    Title:  General Counsel

            HEALTHCOR LONG MASTER GP, LLC, for itself and as general partner of behalf of HEALTHCOR LONG OFFSHORE MASTER FUND, L.P.

                    By: HealthCor Group, LLC, its general partner

                    By: /s/ John H. Coghlin
                    -------------------------------------
                    Name:  John H. Coghlin
                    Title:  General Counsel


            HEALTHCOR ASSOCIATES, LLC

                    By: /s/ John H. Coghlin
                    -------------------------------------
                    Name: John H. Coghlin
                    Title: General Counsel

            HEALTHCOR GROUP, LLC

                    By: /s/ John H. Coghlin
                    -------------------------------------
                    Name: John H. Coghlin
                    Title: General Counsel

            JOSEPH HEALEY, Individually

                    /s/ Joseph Healey
                    -----------------------------------

            ARTHUR COHEN, Individually

                    /s/ Arthur Cohen
                    -----------------------------------